Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	April 30, 2013
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI Reports 28% Increase in Second Quarter Earnings

VALLEY FORGE, Pa., April 30 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $173.4 million, or $1.51 per diluted share, for the second quarter of Fiscal 2013 ended March 31, 2013, compared to $133.4 million, or $1.18 per diluted share, for the prior-year period. The $40.0 million increase in net income attributable to UGI was the result of substantially improved performance across all of UGI’s business units given the return to more normal winter weather.

John Walsh, president and chief executive officer of UGI, said, “I am pleased to report a significant increase in earnings for the quarter, as a return to more normal winter weather in February and March enabled our businesses to demonstrate their earnings power. AmeriGas’s contribution to earnings increased nearly 49% from the prior-year period, as the business was able to show the benefits of last year’s acquisition of Heritage Propane. At Gas Utility, earnings increased 22% due in large part to colder weather, but also to our ongoing program to convert customers to natural gas from heating oil. Midstream & Marketing results were encouraging as natural gas marketing, electric generation, and winter peaking all saw strong year-over-year growth, resulting in a 47% increase in earnings contribution. International Propane also posted a 7% increase in earnings contribution due to colder weather and the benefits of the Shell LPG acquisition completed last year.”

Walsh continued, “Based upon our results to date and our assessment of business conditions for the second half of Fiscal 2013, we continue to expect earnings per diluted share for Fiscal 2013 within our previously-stated guidance of $2.40 to $2.50.”

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the three months ended March 31,	2013	2012	Increase
Revenues	$1,185.0	$1,155.6	$29.4	2.5%
Total margin (a)	$572.6	$485.6	$87.0	17.9%
Partnership EBITDA	$312.2	$224.5	$87.7	39.1%
Operating income	$266.1	$195.0	$71.1	36.5%

Retail gallons sold	464.4	389.4	75.0	19.3%
Degree days - % (warmer) than normal	(1.5)%	(21.7)%
Capital expenditures	$27.9	$23.5	$4.4	18.7%

•	Weather for the current-year period was 1.5% warmer than normal and 24.5% colder than the prior year.

•	Retail gallons sold reflect winter weather that was markedly colder than the prior-year period and, to a much lesser extent, the full-period effects of Heritage Propane.

•	Revenues increased primarily due to increased retail volumes sold partially offset by a decline in average retail selling prices, the result of lower propane product costs.

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UGI Reports 28% Increase in Second Quarter Earnings	Page 2

•	The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 31% lower than the average cost in the same period last year.

•	Total margin increased principally due to higher retail volumes sold.

•

Operating and administrative expenses increased $13.0 million as the full-period impact of expenses associated with the operations of Heritage Propane and incremental costs associated with higher sales activity (primarily due to the colder weather) were only partially offset by expense synergies resulting from the acquisition.

•

Operating income increased $71.1 million primarily reflecting the higher total margin partially offset by the increased operating expenses and greater depreciation and amortization expenses ($3.8 million) principally associated with Heritage Propane.

•	Capital expenditures increased from the prior-year period, primarily due to a $5.1 million increase in transition capital expenditures associated with the Heritage Propane acquisition.

International Propane:

For the three months ended March 31,	2013	2012	Increase (decrease)
Revenues	$683.5	$681.7	$1.8	0.3%
Total margin (a)	$220.3	$207.9	$12.4	6.0%
Operating income	$81.6	$70.2	$11.4	16.2%
Income before income taxes	$74.1	$62.1	$12.0	19.3%

Retail gallons sold	177.9	183.0	(5.1)	(2.8)%
Degree days - % colder (warmer) than normal:
Antargaz	10.1%	1.2%
Flaga	5.1%	(2.1)%
Capital expenditures	$17.4	$8.8	$8.6	97.7%

•	Weather in our European service territories was colder than normal and colder than last year.

•

Despite colder temperatures, retail gallons sold decreased slightly primarily due to erratic weather patterns during the Fiscal 2012 heating season which included a later start to the heating season and an extremely cold February 2012 which influenced the timing of LPG deliveries.

•

Revenues were about equal to the prior-year period, as increased revenues from natural gas marketing activities in France ($18.1 million) were largely offset by a decrease in revenues primarily associated with lower volumes sold.

•

Average wholesale propane prices in Northwest Europe were approximately 15% lower than in the prior-year period while average wholesale butane prices were approximately 12% lower than the prior-year period.

•	Total margin increased principally reflecting higher retail unit margins at Antargaz and, to a lesser extent, increased natural gas marketing total margin ($2.8 million).

•	Operating income and income before income taxes were higher than the prior-year period, primarily reflecting the higher total margin.

•	Capital expenditures increased primarily due to increased spending on distribution equipment related to Calypso cylinders and storage.

•	The average euro-to-dollar translation rate for the current quarter and the prior-year period was approximately $1.32.

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UGI Reports 28% Increase in Second Quarter Earnings	Page 3

Gas Utility:

For the three months ended March 31,	2013	2012	Increase (decrease)
Revenues	$368.6	$319.5	$49.1	15.4%
Total margin (a)	$171.9	$142.0	$29.9	21.1%
Operating income	$105.7	$85.0	$20.7	24.4%
Income before income taxes	$96.4	$74.9	$21.5	28.7%

System throughput - billions of cubic feet (“bcf”)
Core market	34.9	27.1	7.8	28.8%
Total	68.6	60.7	7.9	13.0%
Degree days - % colder (warmer) than normal	1.9%	(19.3)%
Capital expenditures	$24.4	$25.7	$(1.3)	(5.1)%

•	Weather during the current-year quarter was 1.9% colder than normal and 24.8% colder than the prior-year period.

•	Throughput to core-market customers increased 28.8% reflecting the effects of the colder weather and, to a much lesser extent, customer growth due to conversions from oil.

•	Revenue increased reflecting higher revenues from retail core-market customers and greater revenues from firm and interruptible customers on higher volumes.

•	Total margin increased $29.9 million principally reflecting higher core market total margin ($24.6 million) and greater firm delivery service total margin.

•

Operating income increased primarily due to the increase in total margin partially offset by higher operating expenses including, among other things, higher distribution system expenses and greater pension expense.

Midstream & Marketing:

For the three months ended March 31,	2013	2012	Increase
Revenues	$320.2	$269.0	$51.2	19.0%
Total margin (a)	$63.5	$47.4	$16.1	34.0%
Operating income	$44.0	$30.6	$13.4	43.8%
Income before income taxes	$43.2	$29.3	$13.9	47.4%

Capital expenditures	$23.5	$5.9	$17.6	298.3%

•

The revenue increase primarily reflects higher volumes due to a colder 2013 three-month period, with respect to natural gas marketing and peaking activities. The increase in electric generation revenues reflects greater electricity produced and higher average electricity prices.

•

Total margin increased due to higher margin from natural gas marketing ($10.4 million), electricity generation ($4.2 million), and greater peaking and capacity management total margin ($5.1 million). These increases were partially offset by lower retail power total margin, reflecting lower average unit margins, and lower storage total margin.

•	Operating income was $13.4 million higher due to the increase in total margin partially offset by higher operating and depreciation expenses.

•	Capital expenditures increased due to the Auburn II project and various storage projects.

(a)	Total margin represents total revenues less total cost of sales.

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UGI Reports 28% Increase in Second Quarter Earnings	Page 4

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 9:00 AM ET on Wednesday, May 1, 2013. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on May 1 through 9:00 pm on May 6. The replay may be accessed at 1-877-344-7529, conference ID 10019733 and International access 1-412-317-0088, conference ID 10019733.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-07	###	4/30/13

UGI CORPORATION

REPORT OF EARNINGS

(Millions of dollars, except per share)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012	2013	2012
Revenues:
AmeriGas Propane	$1,185.0	$1,155.6	$2,061.6	$1,839.4	$3,143.8	$2,770.4
International Propane	683.5	681.7	1,348.4	1,200.0	2,094.4	1,729.9
Gas Utility	368.6	319.5	616.9	574.5	827.8	827.3
Midstream & Marketing	320.2	269.0	562.1	507.8	907.3	927.6
Corporate & Other (a)	(11.5)	1.7	(20.0)	(5.4)	(1.4)	5.8

Total revenues	$2,545.8	$2,427.5	$4,569.0	$4,116.3	$6,971.9	$6,261.0

Operating income:
AmeriGas Propane	$266.1	$195.0	$406.0	$255.1	$321.2	$251.8
International Propane	81.6	70.2	139.4	111.9	139.3	82.2
Gas Utility	105.7	85.0	175.5	146.2	201.5	169.8
Midstream & Marketing	44.0	30.6	71.5	54.5	79.4	69.1
Corporate & Other (a)	(2.5)	0.0	(1.4)	1.4	1.8	2.9

Total operating income	494.9	380.8	791.0	569.1	743.2	575.8
Income (loss) from equity investees	0.1	0.0	0.1	(0.1)	(0.1)	(0.4)
(Loss) gain on extinguishments of debt	0.0	(13.4)	0.0	(13.4)	0.1	(32.7)
Interest expense:
AmeriGas Propane	(41.8)	(45.1)	(83.0)	(61.6)	(164.0)	(93.4)
International Propane	(7.7)	(8.1)	(15.4)	(15.6)	(30.7)	(31.1)
Gas Utility	(9.3)	(10.1)	(18.9)	(20.2)	(38.8)	(40.3)
Midstream & Marketing	(0.8)	(1.3)	(1.8)	(2.4)	(4.2)	(3.7)
Corporate & Other, net (a)	(0.5)	(0.7)	(1.3)	(1.5)	(2.9)	(3.2)

Total interest expense	(60.1)	(65.3)	(120.4)	(101.3)	(240.6)	(171.7)

Income before income taxes	434.9	302.1	670.7	454.3	502.6	371.0
Income tax expense	(100.9)	(75.1)	(166.0)	(117.2)	(148.4)	(96.3)

Net income	334.0	227.0	504.7	337.1	354.2	274.7
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(160.6)	(93.6)	(228.7)	(116.7)	(99.2)	(83.9)

Net income attributable to UGI Corporation	$173.4	$133.4	$276.0	$220.4	$255.0	$190.8

Earnings per share attributable to UGI shareholders:
Basic	$1.52	$1.19	$2.43	$1.96	$2.25	$1.70

Diluted	$1.51	$1.18	$2.40	$1.95	$2.24	$1.69

Average common shares outstanding (thousands):
Basic	113,709	112,510	113,416	112,380	113,110	112,237

Diluted	115,199	113,239	114,829	113,085	114,044	113,177

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$39.0	$26.2	$57.2	$38.3	$34.8	$25.6
International Propane	53.4	50.0	88.9	81.0	73.0	53.5
Gas Utility	56.6	46.3	92.1	77.4	95.2	79.1
Midstream & Marketing	26.2	17.8	42.0	31.7	46.7	40.6
Corporate & Other (a)	(1.8)	(6.9)	(4.2)	(8.0)	5.3	(8.0)

Total net income attributable to UGI Corporation	$173.4	$133.4	$276.0	$220.4	$255.0	$190.8

(a)	Corporate & Other includes the elimination of certain intercompany transactions and, with respect to net income, consolidated effective tax rate adjustments.